UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 28, 2017 (September 27, 2017)

QUORUM HEALTH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-37550	47-4725208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1573 Mallory Lane, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 221-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (l7 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation and Appointment of Director

On September 28, 2017, Quorum Health Corporation, a Delaware corporation (the “Company”) announced that Adam Feinstein resigned from the Company’s Board of Directors (the “Board”), and that Terry Allison Rappuhn had accepted appointment to fill the director vacancy created by Mr. Feinstein’s resignation. Prior to his resignation, Mr. Feinstein served as chair of the Audit and Compliance Committee and as a member of the Governance and Nominating Committee. Mr. Feinstein indicated his decision to resign from the Company’s Board was based on his other obligations, most notably his role as the Managing Partner at Vesey Street Capital Partners, and he confirmed his resignation was not the result of any disagreement with the Company with respect to its financial and auditing policies, operations or practices.

Earlier this year, the Governance and Nominating Committee had undertaken to identify qualified potential independent director candidates having significant financial expertise should the Board determine to add another independent director to serve on the Audit and Compliance Committee. Mr. Feinstein’s written notice of resignation was received and accepted by the Board on September 27, 2017, concurrently with its determination upon the recommendation of the Governance and Nominating Committee to appoint Ms. Rappuhn as a member of the Board, as Chair of the Audit and Compliance Committee and as a member of the Governance and Nominating Committee.

Ms. Rappuhn, 61, brings significant financial expertise to the Board and also has extensive experience in the healthcare industry. Since 2015, she has served as a director of Akorn, Inc. (NASDAQ: AKRX), a publicly-held specialty pharmaceutical company, and has served as a member of its audit committee since 2015, a member of its nominating and corporate governance committee since 2016 and as chair of its audit committee since 2017. In June 2017, Ms. Rappuhn also joined the board of directors of Genesis Healthcare Inc. (NYSE: GEN), one of the nation’s largest post-acute care providers, where she has served as a member of its audit committee and of its nominating, corporate governance, quality and compliance committee. Previously, Ms. Rappuhn served on the boards of Span-America Medical Systems, Inc. (2016-2017), AGA Medical Holdings, Inc. (2006-2010) and Genesis HealthCare Corporation (2003-2007). From 1999 to April 2001, Ms. Rappuhn served as Senior Vice President and Chief Financial Officer of Quorum Health Group, Inc. (previously a publicly held company that was acquired by Triad Hospitals, Inc.), an owner and operator of acute care hospitals. From 1996 to 1999 and from 1993 to 1996, Ms. Rappuhn served as Quorum Health Group, Inc.‘s Vice President, Controller and Assistant Treasurer and as Vice President, Internal Audit, respectively. Ms. Rappuhn holds a Bachelor of Business Administration from Middle Tennessee State University and is a Certified Public Accountant with 15 years of experience with Ernst & Young, LLP.

The Board of Directors has determined that Ms. Rappuhn is an “independent” director under applicable SEC and New York Stock Exchange rules and is an “audit committee financial expert” as such term is defined under applicable SEC rules. There are no arrangements or understandings between Ms. Rappuhn and any other persons pursuant to which she was selected as a director. Ms. Rappuhn has no family relationships with any of the Company’s directors or executive officers. There are no transactions and no proposed transactions between Ms. Rappuhn and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Rappuhn will receive compensation in accordance with the Company’s standard compensation arrangements for non-employee directors, which are described under the caption “Non-Employee Director Compensation” in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 13, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2017	QUORUM HEALTH CORPORATION (Registrant)

	By:	/s/ Michael J. Culotta
Michael J. Culotta
Executive Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)